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                                                                    EXHIBIT 99.A

                                  TIM WRIGHT
                             600 TRAVIS, SUITE 6500
                              HOUSTON, TEXAS 77002
                           TELEPHONE: (713) 229-9100
                           TELECOPIER: (713) 236-4775

                                 April 21, 1998

Mr. L. Mychal Jefferson II
UNICORP, Inc.
600 Travis, Suite 6500
Houston, Texas 77002

         Re:  Invoices of Tim Wright and Form S-8 Registration Statement


Dear Mr. Jefferson:

         As we discussed, I agree to take shares of the common stock of UNICORP, Inc. in payment of all fees and expenses currently due and owing to me, which total $50,000, and which will be registered pursuant to a Form S-8 Registration Statement. It is understood that the stock I will receive will be valued at $2.00 per share and, as a result, I will receive 25,000 shares. It is further understood that the Form S-8 Registration Statement will be filed immediately and that the shares of the stock will be issued immediately upon the effectiveness of the Registration Statement, and all other applicable laws and regulations.

                                              Very truly yours,

                                              /s/ Tim Wright
                                              ------------------
                                                  Tim Wright